SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, DC 20549
              _______________________

                      FORM 8-K


      Pursuant to Section 13 or 15 (d) of the
          Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported)
                  October 28, 1997



               AMTRUST CAPITAL CORP.
     __________________________________________
(Exact name of registrant as specified in its charter)


      DELAWARE                        0-25485               35-1940250
____________________________________________________________________________
(State or other jurisdiction     (Commission File No.)  (IRS Employer ID No.)
 of incorporation)

20 W. Fifth Street, Peru, Indiana            46970
_____________________________________________________
(Address of principal executive offic      (Zip code)

Registrant's telephone number, including area code: (765) 472-1991


                        N/A
  ________________________________________________
(Former name or former address, if changed since last report)


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Item 5.  Other Events

     On October 28, 1997, the Registrant issued the attached press release.

Item 7.  Financial Statements and Exhibits

     (a)   Exhibits

          99.  Press Releases, dated October 28, 1997

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                              AMTRUST CAPITAL CORP.



Date:    October 28, 1997     /s/ Jami L. Cornish
                              _________________________
                              Jami L. Cornish, Treasurer and
                              Chief Financial Officer

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EXHIBIT 99

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               AmTrust Capital Corp.

20 West 5th Street P.O. Box 105 Peru, Indiana 46970 (765) 472-1991



AMTRUST NEWS RELEASE


FOR IMMEDIATE RELEASE
Date: October 28, 1997


FOR MORE INFORMATION CONTACT:
Bruce M. Borst, President and Chief Executive Officer
(765) 472-1991



    AMTRUST CAPITAL CORP. DECLARES CASH DIVIDEND

PERU, INDIANA - - AmTrust Capital Corp., the parent corporation of AmericanTrust Federal Savings Bank, announced that it will pay a quarterly cash dividend of $0.05 per share. The dividend will be payable November 21, 1997 to shareholders of record on November 7, 1997.

AmericanTrust Federal Savings Bank serves communities located in Howard and Miami Counties, Indiana through its main office and one branch office.

AmTrust Capital Corp. had $69.7 million in assets and $7.6 million in stockholders' equity at September 30, 1997. The corporation's stock is traded on the Nasdaq Small-Cap Sytem under the symbol "ATSB".

               AmTrust Capital Corp.

20 West 5th Street P.O. Box 105 Peru, Indiana 46970 (765) 472-1991






AMTRUST NEWS RELEASE


FOR IMMEDIATE RELEASE
Date: October 28, 1997


FOR MORE INFORMATION CONTACT:
Bruce M. Borst, President and Chief Executive Officer
(765) 472-1991



    AMTRUST CAPITAL CORP. DECLARES FIRST QUARTER
                      EARNINGS

PERU, INDIANA - - AmTrust Capital Corp., the parent corporation of AmericanTrust Federal Savings Bank reported earnings of $61,000 for the quarter ending September 30, 1997 as compared to a loss of $89,000 for the same quarter of 1996. The increase was primarily a result of a one-time FDIC special assessment to recapitalize the SAIF of $170,000, net of tax in September of 1996. Total assets decreased $2.5 million to $69.7 million at September 30, 1997 from $72.2 million at June 30, 1997. Earnings per share for the quarter ended September 30, 1997 increased to $0.12 from a loss per share of $0.18 for the same quarter of 1996.

AmericanTrust Federal Savings Bank serves communities located in Howard and Miami Counties, Indiana through its main office and one branch office.

AmTrust Capital Corp. had $69.7 million in assets and $7.6 million in stockholders' equity at September 30, 1997. The corporation's stock is traded on the Nasdaq Small-Cap Sytem under the symbol "ATSB".